Exhibit 99.1

Investor Contact:

Heather Wietzel

Lambert, Edwards & Associates

investors@perceptron.com

+ (616) 233-0500

Perceptron Announces Preliminary Third-Quarter FY2015 Results;
Comments on Positive Full-Year Outlook

PLYMOUTH, MI, April 27, 2015 – Perceptron, Inc. (NASDAQ: PRCP) today announced preliminary third-quarter fiscal 2015 results and commented on the Company’s full-year outlook.

“While we are still finalizing results for the period that ended March 31, 2015, we currently expect revenue for the third quarter will be just over $16 million. Despite significant impacts due to the Euro exchange rate, we remain on track to achieve full-year fiscal 2015 revenue of about $70 million, compared with $59.6 million in fiscal 2014. With a healthy quarter-end backlog of approximately $43 million, we expect full-year revenue to still reflect strong organic growth as well as a full quarter’s contribution of the two businesses we acquired during the third quarter.”

“For the third quarter of fiscal 2015, we anticipate a net loss in the range of 16-18 cents per share due to transaction-related and other one-time expenses of approximately 11 cents per share, as well as the effect on gross margin of project timing, and to a lesser extent, weakness of the Euro,” noted Jeff Armstrong, president and CEO.

“While we expect the gross margin for the full-year to show recovery toward our 45 percent benchmark, net income will still be held back by full-year transaction-related and other one-time expenses that we expect will be in the range of $2.3 million to $2.6 million (pretax).” said Armstrong. “As we have previously stated, customer-related project-timing issues are a reality for our core In-Line Measurement business, which made up the vast majority of our third-quarter revenue. It will take some time for our strategic initiatives to materially mitigate the inherent ‘lumpiness’ associated with those project-based milestone revenues and costs,” observed Armstrong.

“Perceptron is a strong global company with great technology, significant competitive advantages, world-class customers and a talented, committed workforce. The transactions we completed in the third quarter expand and diversify both our product offerings and our customer base. Despite the fluctuations of our core business, we remain confident in our long-term prospects and excited about the business transformation that is unfolding as we implement our strategic plan,” Armstrong concluded.

About Perceptron

Perceptron (NASDAQ:PRCP) supplies a comprehensive range of automated industrial metrology products and solutions to manufacturing organizations for dimensional gauging, dimensional inspection and 3D scanning. Products include 3D machine vision solutions, robot guidance, coordinate measuring machines, laser scanning, and advanced analysis software. Automotive, aerospace and other manufacturing companies globally rely on Perceptron's metrology solutions to assist in managing their complex manufacturing processes to improve quality, shorten product launch times and reduce costs. More than 900 systems, 12,000 Perceptron measuring sensors and over 3,000 COORD3 coordinate measuring machines are in active daily use worldwide. Headquartered in Plymouth, Michigan, Perceptron has subsidiary operations in the Brazil, China, Czech Republic, France, Germany, India, Italy, Japan, Singapore, Spain and the UK. For more information, please visit www.perceptron.com.

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Safe Harbor Statement

Certain statements in this press release may be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, including the Company’s expectation as to its fiscal year 2015, and future new order bookings, revenue, expenses, income and backlog levels, trends affecting its future revenue levels, the rate of new orders, the timing of revenue and income from new products which we have recently released or have not yet released, the timing of the introduction of new products, the Company's expectation as to the revenue and income levels of the acquired businesses of COORD3® Industries s.r.l. (COORD3) and Next Metrology Software s.r.o. (NMS). When we use words such as “will,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “prospects”, “outlook” or similar expressions, we are making forward-looking statements. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements. While we believe that our forward-looking statements are reasonable, you should not place undue reliance on any such forward-looking statements, which speak only as of the date made. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different. Factors that might cause such a difference include, without limitation, the risks and uncertainties discussed from time to time in our reports filed with the Securities and Exchange Commission, including those listed in “Item 1A – Risk Factors” of the Company’s Annual Report on Form 10-K for fiscal 2014.

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